Exhibit 4.9

Summary Translation

Form of Purchase Framework Agreement with Dongguan Silk Import & Export Co., Ltd.

Party A (Buyer): Dongguan Silk Import & Export Co., Ltd.

Party B (Supplier): Dongguan Jiasheng Enterprise Co., Ltd.

1. Party A shall purchase pets products from Party B; the estimated purchase amount is 10,000,000 RMB/year.

2. Within two months upon receiving the orders, Party B shall promptly deliver the order to the designated location by Party A.

3. Transportation cost will be borne by Party B.

4. Party A shall conduct initial inspection on the original packaging quality and shall reserve the right to return those with poor quality.

5. Party A shall conduct inspection on the product quality.

6. Party A shall make the payment monthly with Party B providing invoices in advance.

7. The Contract is made in two copies and both parties agree on the confidentiality duty for 5 years starting the effective day of the Contract.

8. Party A shall compensate Party B for any loss caused by Party A and vice versa.

/seal/ Dongguan Silk Import & Export Co., Ltd.

/seal/ Dongguan Jiasheng Enterprise Co., Ltd.